Exhibit 99.1

OSG

Overseas Shipholding Group, Inc.                                                                      Press Release

For Immediate Release

OSG REPORTS FISCAL 2007 AND FOURTH QUARTER RESULTS

Highlights

-	TCE revenues were $251.8 million, an increase from $241.6 million quarter-over-quarter
-	Net income was $21.0 million, a decline from $113.2 million quarter-over-quarter
-	Diluted EPS was $0.67 compared with $2.86 quarter-over-quarter
-	8.3 million shares repurchased during fiscal 2007 or 20.9% of total shares outstanding
-	Sale of 24.5% limited partner interest in OSG America L.P. completed, enhancing visibility of U.S. Flag fleet

New York – February 26, 2008 – Overseas Shipholding Group, Inc. (NYSE: OSG), a market leader in providing energy transportation services, today reported results for the fiscal year and fourth quarter of 2007.

For the fiscal year ended December 31, 2007, the Company reported a 5% increase in time charter equivalent1 (TCE) revenues to $1,039.2 million from $992.8 million in 2006 . Although net income declined $181.4 million, or 46%, to $211.3 million for the fiscal year 2007 compared with $392.7 million in fiscal 2006, EBITDA1 in the same period decreased 20% to $476.3 million from $595.1 million in 2006. Diluted earnings per share declined 38% to $ 6.16 per share in 2007 from $9.92 per diluted share a year ago. In 2007, gains on vessel sales and sale of securities totaled $48.3 million, or $0.99 per diluted share, compared with $74.1 million, or $1.56 per diluted share, in 2006.

For the quarter ended December 31, 2007 , TCE revenues were $ 251.8 million, an 4% increase from $241.6 million for the same period of 2006. The growth in TCE revenues reflects an increase of 1,600 revenue days across all segments of the Company’s fleet (see Spot and Time Charter TCE Rates Achieved and Revenue Days table, found later in this release). The impact of this increase in days was substantially offset by higher fuel costs and a significant weakening in spot rates for the Company’s VLCCs, Aframaxes and Handysize Product Carriers as the market switched from contango (when the price of oil in the futures market is higher than the current market price) to backwardation (when the current market price of oil is higher than the futures market). The switch to backwardation adversely impacted seaborne crude oil movements in all tanker categories as it became more economical for refiners to drawdown on crude oil inventories. Rates for VLCCs, Aframaxes and Handysize Product Carriers fell to their lowest levels in the last three years in early November before picking up significantly in late November. EBITDA for the quarter decreased 48% to $88.9 million from $ 170.3 million in the comparable period of 2006. Net income for the period decreased to $ 21.0 million , and diluted EPS decreased to $ 0.67 per share compared with $ 113.2 million, or $ 2.86 per diluted share, for the same period a year ago. Net income in the fourth quarter of 2006 benefited from gains on vessel sales and sale of securities of $53.1 million, or $1.12 per diluted share. Period-over-period diluted EPS also benefited from the Company’s repurchase of 21.7% of total shares outstanding since September 2006.

1 See Appendix 1 for a reconciliation of TCE revenues to shipping revenues and Appendix 2 for a reconciliation of EBITDA to net income.

TCE revenues in the fourth quarter of 2007 for the International Crude Oil Tanker segment were $134.8 million, a decrease of $20.5 million, or 13%, from $155.3 million, in the same period of 2006. The decrease was principally due to significant declines in the daily TCE rates earned for the VLCCs and Aframaxes, partially offset by the inclusion of the results of Heidmar Lightering from April 1, 2007. TCE revenues for the International Product Carrier segment were $59.4 million, up $5.0 million, or 9%, from $ 54. 4 million in the year earlier period. The growth was principally attributable to the delivery of two LR1 (Panamax) Product Carriers during the third quarter of 2007. TCE revenues from the U.S. segment were $50.6 million, up $22.5 million, or 80%, from $28.1 million in the same quarter a year earlier, reflecting the acquisition of Maritrans and the delivery of three product carriers, the Overseas Houston, the Overseas Long Beach and the Overseas Los Angeles in 2007. The balance of TCE revenues were derived from the Company’s two International Flag dry bulk carriers and one car carrier, the Overseas Joyce, which was reflagged under the Marshall Islands flag in late October.

“OSG’s expansion and diversification has created a global shipping company that is well-positioned to thrive in any market,” stated Morten Arntzen, President and CEO of OSG. “In 2007, we strengthened our leadership position in each of the markets we trade. The acquisition of Heidmar Lightering, the IPO of substantially all of the assets in our U.S. Flag unit structured as a master limited partnership, the expansion and diversification of our crude oil and product fleets with Suezmax and LR1 tankers, and our entrance into the U.S. ultra-deepwater shuttle tanker trade, were just a few of the transactions undertaken to increase earnings and cash flows in the future. In the last 18 months we repurchased nearly 22% of our total outstanding stock, and in 2007, our shareholders enjoyed a 32.2% year-over-year gain in our stock price compared with the Dow Jones Transportation (DJT) average of less than 1%.” Arntzen concluded, “Indications are that the first quarter of 2008 will be a strong start to the year.”

Income from vessel operations was $29.0 million in the fourth quarter of 2007, a 71 % decrease from $98.1 million in the same period a year earlier. For the quarter ended December 31, 2007, total operating expenses increased 53%, or $86.2 million, to $247.8 million from $161.6 million in the corresponding quarter in 2006. The increase in operating expenses was principally the result of the inclusion of the Maritrans and the Heidmar Lightering acquisitions, a $28.5 million reduction in the quarter-over-quarter results from disposal of vessels and an increase in chartered-in tonnage. As of December 31, 2007, OSG chartered in 53 vessels compared with 43 a year earlier.

Financial Highlights

Share Repurchase. From October 1, 2007 through December 31, 2007, OSG repurchased 125,000 shares at an average price per share of $61.62. Since the initial announcement of its share repurchase program on June 9, 2006, the Company has repurchased 8.6 million shares, constituting 21.7% of total shares outstanding at a total cost of $569.5 million. The Company’s current $200 million repurchase program has a total of $44.8 million that remains outstanding.

Future Locked-in Revenue. Future revenues associated with noncancelable term charters as of December 31, 2007, totaled $1.8 billion including time charters entered into by the Aframax International pool and fixed rate contracts of affreightment from the U.S. Flag lightering operation. Such future revenues exclude the Gas segment.

OSG America L.P. Initial Public Offering. On November 15, 2007, OSG completed the initial public offering of OSG America L.P., a master limited partnership, issuing 7.5 million common units, priced at $19.00 per unit. The transaction generated $129.3 million in proceeds to OSG, which the Company used to pay down debt in the fourth quarter. OSG America L.P. trades on the New York Stock Exchange under the ticker “OSP”. OSG executed the transaction in order to enhance the valuation of its U.S. Flag assets, which as a stand alone entity, is expected to be valued at a premium due to the more predictable nature of cash flows generated by medium and longer-term charters. At December 31, 2007, the OSG America, L.P. fleet comprised 18 U.S. Flag product carriers and tug barges, a newbuild fleet of five product carriers and one ATB being converted to double hull configuration and options to purchase or bareboat charter an additional 10 vessels upon delivery.

OSG owns a 75.5% interest in OSG America, including a 2% general partner interest .

Recent Activities and Quarterly Events

Crude Oil Tankers

Fleet Deliveries

On December 4, 2007, OSG took delivery of the Overseas Newcastle, a 2001-built 164,000 dwt Suezmax tanker that has been bareboat chartered-in for seven years. On January 28, 2008, OSG took delivery of the Overseas London, a 2000-built 153,000 dwt Suezmax tanker that has been bareboat chartered-in for 10 years. Both ships trade in the spot market.

On November 26, 2007, the Action, a 116,000 dwt Aframax newbuild commenced a three-year time charter-in, in which OSG has a 50% interest. The vessel trades in the Aframax International commercial pool.

Other Fleet Activity

On December 18, 2007 and January 25, 2008, the Overseas Beryl and the Overseas Eliane, respectively, joined the International Flag crude oil lightering fleet as dedicated lightering vessels. OSG’s International Flag lightering fleet now totals five vessels and three workboats.

Product Carriers

Fleet Expansion

On October 30, 2007, OSG exercised its option to build two additional 73,500 dwt coated Panamax Product Carriers, or LR1 tankers, at the SPP Plant and Shipbuilding Co. Ltd. based in Tong Yang, South Korea. The vessels are scheduled for delivery in the third and fourth quarters of 2011, respectively.

On January 9, 2008, the Company sold and bareboat chartered back the 1998-built Overseas Rimar, a Handysize Product Carrier. The estimated $12 million gain from the sale will be deferred and amortized over the seven and one-half year term of the charter back as a reduction of charter hire expense. OSG has an option to purchase the vessel at the end of the charter-in period.

On January 29, 2008, OSG took delivery of the Overseas Serifos, a 50,000 dwt Product Carrier, under a 10-year bareboat charter.

U.S.

Fleet Expansion

On October 3, 2007, OSG announced a definitive agreement to bareboat charter-in two additional MT-46 Jones Act Product Carriers for initial terms of 10 years. The ships, which are to be built at the Aker Philadelphia Shipyard, will be converted to shuttle tankers. The order brings the number of Jones Act tankers OSG has committed to charter from Aker to twelve.

Fleet Diversification

On October 5, 2007, OSG announced its entrance into the U.S. Gulf of Mexico shuttle tanker business, exclusively a Jones Act trade. The Company will charter two Jones Act shuttle tankers to Petrobras America, Inc. Commencing with the expected delivery of the converted ships to Petrobras in the first quarters of 2010 and 2011, OSG will transport oil from ultra-deepwater fields, Chinook and Cascade, for initial periods of five and four years, respectively. This will be the first FPSO and shuttle tanker project in U.S. Gulf of Mexico waters.

Fleet Delivery

On November 16, 2007, OSG took delivery of the Overseas Los Angeles, the third in the 12-ship order placed at the Aker Philadelphia Shipyard. The vessel, which has been chartered to BP, began trading in November.

Gas

Four OSG Q-Flex carriers delivered and commenced 25-year time charters during the fourth quarter 2007 and first quarter 2008. The Al Gattara delivered on November 6 and began trading on November 23, the Tembek delivered on November 19 and began trading on December 6, the Al Gharrafa delivered on January 11 and began trading on January 28 and the Al Hamla delivered on February 15 and is expected to begin trading on March 3. OSG has a 49.9% ownership interest in the joint venture entity that owns the LNG carriers.

Fleet Metrics and Corporate Statistics

As of December 31, 2007, OSG’s owned or operated fleet totaled 112 International Flag and U.S. Flag vessels compared with 103 at December 31, 2006. Fifty-three percent, or 59 vessels, were owned as of December 31, 2007, with the remaining vessels bareboat or time chartered-in. OSG’s newbuild program of chartered-in and owned vessels totaled 44 and spanned all lines of business. A detailed fleet list and updates on vessels under construction can be found in the Fleet section of www.osg.com.

Revenue days in the quarter ended December 31, 2007 totaled 9,287 compared with 7,688 in the same period a year earlier. The increase principally reflects the addition of the former Maritrans fleet on November 28, 2006, the OSG Lightering fleet in April 2007 and the net delivery of approximately (based on operating days) five vessels since December 2006. Revenue days by segment can be found in Spot and Time Charter TCE Rates Achieved and Revenue Days, later in this press release.

Financial Profile

At December 31, 2007, stockholders’ equity and liquidity, including undrawn bank facilities, each exceeded $1.8 billion. Total long-term debt as of December 30, 2007 was $1.6 billion compared with $1.3 billion at December 31, 2006. Liquidity adjusted debt to capital was 32.6% as of December 31, 2007, compared with 14.8% as of December 31, 2006. Liquidity adjusted debt is defined as long-term debt reduced by cash and the Capital Construction Fund. The increase in liquidity adjusted debt primarily reflects $551 million used for share repurchases in 2007.

Spot and Time Charter TCE Rates Achieved and Revenue Days

The following tables provide a breakdown of TCE rates achieved for the fourth quarters and fiscal years of 2007 and 2006 between spot and time charter rates. The information is based, in part, on information provided by the pools or commercial joint ventures in which the vessels participate.

Quarterly Data	Three Months Ended Dec. 31, 2007			Three Months Ended Dec. 31, 2006
	Spot Charter	Time Charter	Total	Spot Charter	Time Charter	Total
Trade – Crude Oil
VLCC
Average TCE Rate	$37,254	$ —		$56,782	$ —
Number of Revenue Days	1,666	—	1,666	1,572	—	1,572
Suezmax
Average TCE Rate	$38,310	$ —		$ —	$ —
Number of Revenue Days	27	—	27	—	—	—
Aframax
Average TCE Rate	$28,989	$28,659		$36,710	$31,688
Number of Revenue Days	1,386	309	1,695	981	324	1,305
Panamax
Average TCE Rate	$30,544	$27,194		$28,003	$24,756
Number of Revenue Days	546	460	1,006	387	551	938
Total Crude Oil Revenue Days	3,625	769	4,394	2,940	875	3,815
Trade – Refined Petroleum Products
Panamax
Average TCE Rate	$30,445	$19,068		$ —	$20,188
Number of Revenue Days	184	184	368	—	184	184
Handysize
Average TCE Rate	$21,329	$18,665		$23,463	$18,383
Number of Revenue Days	726	2,063	2,789	718	1,845	2,563
Total Refined Pet. Products Rev. Days	910	2,247	3,157	718	2,029	2,747
U.S. Flag – Number of Revenue Days	670	837	1,507	453	528	981
Other – Number of Revenue Days	—	229	229	—	145	145
Total Revenue Days	5,205	4,082	9,287	4,111	3,577	7,688

TCE rates exclude the effect of forward freight agreements, which are used to create synthetic time charters.

Annual Data	Year Ended Dec. 31, 2007			Year Ended Dec. 31, 2006
	Spot Charter	Time Charter	Total	Spot Charter	Time Charter	Total
Trade – Crude Oil
VLCC
Average TCE Rate	$42,890	$ —		$64,095	$ —
Number of Revenue Days	6,401	—	6,401	6,357	—	6,357
Suezmax
Average TCE Rate	$38,324	$ —		$ —	$ —
Number of Revenue Days	27	—	27	—	—	—
Aframax
Average TCE Rate	$31,638	$29,226		$34,904	$28,738
Number of Revenue Days	5,046	1,321	6,367	4,208	1,288	5,496
Panamax
Average TCE Rate	$32,283	$26,076		$30,160	$24,884
Number of Revenue Days	1,795	1,982	3,777	1,651	2,180	3,831
Total Crude OilRevenue Days	13,269	3,303	16,572	12,216	3,468	15,684
Trade – Refined Petroleum Products
Panamax
Average TCE Rate	$28,867	$19,471		$ —	$20,943
Number of Revenue Days	316	730	1,046	—	727	727
Handysize
Average TCE Rate	$28,689	$18,761		$26,847	$18,350
Number of Revenue Days	2,775	8,082	10,857	2,570	7,345	9,915
Total Refined Pet. Products Rev. Days	3,091	8,812	11,903	2,570	8,072	10,642
U.S. Flag – Number of Revenue Days	2,768	3,603	6,371	905	1,835	2,740
Other – Number of Revenue Days	—	773	773	—	691	691
Total Revenue Days	19,128	16,491	35,619	15,691	14,066	29,757

TCE rates exclude the effect of forward freight agreements, which are used to create synthetic time charters.

Consolidated Statements of Operations

	Three Months Ended		Fiscal Year Ended
($ in thousands, except per share amounts)	Dec. 3 1, 2007	Dec. 3 1, 2006	Dec. 3 1, 2007	Dec. 3 1, 2006
Shipping Revenues:
Pool revenues	$117,457	$147,662	$501,767	$639,618
Time and bareboat charter revenues	91,045	72,956	361,431	282,409
Voyage charter revenues	68,341	39,142	266,107	125,376
	276,843	259,760	1,129,305	1,047,403
Operating Expenses:
Voyage expenses	25,087	18,164	90,094	54,586
Vessel expenses	67,566	54,952	267,947	209,998
Provision for settlement	-	-	-	27,000
C harter hire expenses	71,882	47,568	258,116	174,817
Depreciation and amortization	50,374	37,745	185,499	141,940
General and administrative	32,831	31,573	127,211	99,525
(Gain)/loss on disposal of vessels	106	(28,356)	(7,134)	(39,007)
Total Operating Expenses	247,846	161,646	921,733	668,859
Income from Vessel Operations	28,997	98,114	207,572	378,544
Equity in Income of Affiliated Companies	1,602	5,561	8,876	22,474
Operating Income	30,599	103,675	216,448	401,018
Other Income	8,999	28,873	75,434	52,107
	39,598	132,548	291,882	453,125
Interest Expense	(21,186)	(16,359)	(74,696)	(68,652)
Income before Minority Interest and Federal Income Taxes	18,412	116,189	217,186	384,473
Minority interest	(1,049)	-	(1,049)	-
Income before Federal Income Taxes	17,363	116,189	216,137	384,473
( Provision) /Credit for Federal Income Taxes	3,674	(2,954)	(4,827)	8,187
Net Income	$21,037	$113,235	$211,310	$392,660

Weighted Average Number of Common Shares Outstanding:
Basic	31,152,356	39,470,909	34,135,672	39,515,300
Diluted	31,349,280	39,553,249	34,326,741	39,586,035
Per Share Amounts:
Basic net income	$0.68	$2.87	$6.19	$9.94
Diluted net income	$0.67	$2.86	$6.16	$9.92
Cash dividends declared	-	-	$1.125	$0.925

TCE  Revenue by Segment

The following table reflects TCE revenues generated by the Company’s three reportable segments for the quarter and full year ended December 31, 2007 and 2006 and excludes the Company’s proportionate share of TCE revenues of affiliated companies. See Appendix 1 for reconciliations of Time Charter Equivalent Revenues to Shipping Revenues .

	Three Months Ended Dec . 3 1,				Fiscal Year Ended Dec . 3 1,
($ in thousands)	2007	% of Total	2006	% of Total	2007	% of Total	2006	% of Total
International Flag
Crude Tankers	$134,811	53.6	$155,303	64.3	$569,264	54.8	$684,029	68.9
Product Carriers	59,402	23.6	54,373	22.5	243,451	23.4	215,311	21.7
Other	6,932	2.8	3,843	1.6	23,676	2.3	18,338	1.8
U.S.	50,611	20.0	28,077	11.6	202,820	19.5	75,139	7.6
Total TCE Revenues	$251,756	100.0	$241,596	100.0	$1,039,211	100.0	$992,817	100.0

Income from Vessel Operations by Segment

The following table reflects income from vessel operations accounted for by each reportable segment. Income from vessel operations is before general and administrative expenses, gain on disposal of vessels and the Company’s share of income from affiliated companies.

	Three Months Ended Dec. 31,				Fiscal Year Ended Dec. 31,
($ in thousands)	2007	% of Total	2006	% of Total	200 7	% of Total	2006	% of Total
International Flag
Crude Tankers	$42,503	68.6	$82,171	81.1	$226,812	69.3	$388,519	88.5
Product Carriers	10,214	16.5	13,611	13.4	57,669	17.6	63,609	14.5
Other [1]	1,261	2.0	(321)	(0.3)	3,794	1.1	(25,674)	(5.9)
U.S.	7,956	12.9	5,870	5.8	39,374	12.0	12,608	2.9
Total Income from Vessel Operations	$61,934	100.0	$101,331	100.0	$327,649	100.0	$439,062	100.0

1 Reflects reserves related to a Department of Justice investigation in the fiscal year ended December 31 2006.

Reconciliations of income from vessel operations of the segments to income before federal income taxes as reported in the consolidated statements of operations follow:

	Three Months Ended Dec . 31 ,		Fiscal Year Ended Dec . 31 ,
($ in thousands)	2007	200 6	200 7	200 6
Total income from vessel operations of all segments	$61,934	$101,331	$327,649	$439,062
General and administrative expenses	(32,831)	(31,573)	(127,211)	(99,525)
G ain /(loss) on disposal of vessels	(106)	28,356	7,134	39,007
Consolidated income from vessel operations	28,997	98,114	207,572	378,544
Equity in income of affiliated companies	1,602	5,561	8,876	22,474
Other income	8,999	28,873	75,434	52,107
Interest expense	(21,186)	(16,359)	(74,696)	(68,652)
Minority Interest	(1,049)	-	(1,049)	-
Income before federal income taxes	$17,363	$116,189	$216,137	$384,473

     Consolidated Balance Sheets

($ in thousands)	Dec. 31, 2007	Dec. 31, 2006
ASSETS
Current Assets:
Cash and cash equivalents	$502,420	$606,758
Voyage receivables	180,406	136,043
Other receivables, including federal income taxes recoverable	84,627	71,723
Inventories and prepaid expenses	37,300	30,997
Total Current Assets	804,753	845,521
Capital Construction Fund	151,174	315,913
Vessels and other property, less accumulated depreciation	2,691,005	2,501,846
Vessels under capital leases, less accumulated amortization	24,399	30,750
Deferred drydock expenditures, net	81,619	50,774
Total Vessels, Deferred Drydock and Other Property	2,797,023	2,583,370
Investments in Affiliated Companies	131,905	275,199
Intangible Assets, less accumulated amortization	114,077	92,611
Goodwill	72,463	64,293
Other Assets	87,522	53,762
Total Assets	$4,158,917	$4,230,669
LIABILITIES AND STOCKHOLDERS' EQUITY
Current Liabilities:
Accounts payable, sundry liabilities and accrued expenses	$178,837	$192,500
Current installments of long-term debt	26,058	27,426
Current obligations under capital leases	8,406	7,650
Total Current Liabilities	213,301	227,576
Long-term Debt	1,506,396	1,273,053
Obligations under Capital Leases	24,938	33,894
Deferred Gain on Sale and Leaseback of Vessels	182,076	218,759
Deferred Federal Income Taxes and Other Liabilities	281,711	270,076
Minority Interest	132,470	—
Stockholders’ Equity	1,818,025	2,207,311
Total Liabilities and Stockholders' Equity	$4,158,917	$4,230,669

         Consolidated Statements of Cash Flows

($ in thousands)	2007	2006	2005
Cash Flows from Operating Activities:
Net income	$211,310	$392,660	$464,829
Items included in net income not affecting cash flows:
Depreciation and amortization	185,499	141,940	152,311
Amortization of deferred gain on sale and leasebacks	(47,303)	(43,114)	(9,897)
Deferred compensation relating to restricted stock and
stock option grants	9,519	3,922	2,084
Provision/(credit) for deferred federal income taxes	(1,081)	9,702	675
Undistributed earnings of affiliated companies	5,110	4,963	(9,307)
Other – net	1,160	(6,223)	(10,856)
Items included in net income related to investing and financing activities:
Gain on sale of securities and other investments – net	(41,173)	(35,136)	(23,186)
Gain on disposal of vessels	(7,134)	(39,007)	(42,905)
Payments for drydocking	(69,892)	(49,867)	(16,899)
Changes in operating assets and liabilities:
Decrease/(increase) in receivables	(50,039)	2,526	45,319
Increase/(decrease) in federal income taxes payable	—	—	(96,435)
Net change in prepaid items and accounts payable, sundry liabilities and accrued expenses	(28,352)	63,609	(20,586)
Net cash provided by operating activities	167,624	445,975	435,147
Cash Flows from Investing Activities:
Expenditures for vessels	(545,078)	(55,793)	(5,166)
Withdrawals from Capital Construction Fund	175,950	—	—
Proceeds from disposal of vessels	224,019	258,877	858,142
Acquisition of interest in affiliated company that owned four V-Pluses	—	—	(69,047)
Acquisition of Heidmar Lightering	(38,471)	—	—
Acquisition of Maritrans Inc.	—	(444,550)	—
Acquisition of Stelmar Shipping Ltd.	—	—	(742,433)
Expenditures for other property	(15,864)	(11,591)	(12,257)
Investments in and advances to affiliated companies	(31,083)	(8,613)	(9,495)
Proceeds from disposal of investments in affiliated companies	194,706	—	—
Distributions from affiliated companies	—	4,772	20,853
Purchases of other investments	—	(660)	(847)
Proceeds from dispositions of other investments	1,787	2,292	23,271
Other – net	(861)	(1,436)	(863)
Net cash provided by/(used in) investing activities	(34,895)	(256,702)	62,158
Cash Flows from Financing Activities:
Net proceeds from sale of OSG America L.P. units	129,256	—	—
Purchases of treasury stock	(551,001)	(18,525)	—
Issuance of debt, net of issuance costs	261,000	549,642	781,268
Payments on debt and obligations under capital leases	(37,238)	(255,948)	(1,541,293)
Cash dividends paid	(38,038)	(36,576)	(27,615)
Issuance of common stock upon exercise of stock options	566	242	218
Other – net	(1,612)	(9,938)	(476)
Net cash provided by/(used in) financing activities	(237,067)	228,897	(787,898)
Net increase/(decrease) in cash and cash equivalents	(104,338)	418,170	(290,593)
Cash and cash equivalents at beginning of year	606,758	188,588	479,181
Cash and cash equivalents at end of year	$502,420	$606,758	$188,588

Fleet

On December 31, 2007, OSG’s fleet totaled 156 vessels, including 44 newbuilds, aggregating 15.4 million deadweight tons and 865,000 cbm of LNG carrier capacity. Adjusted for OSG’s participation interest in joint ventures and chartered-in vessels, the fleet totaled 145 vessels. See the Company’s website at www.osg.com for a detailed fleet list, which is updated on a quarterly basis upon release of earnings.

Operating Fleet	Vessels Owned		Vessels Chartered-in		Total at Dec. 31, 2007
Vessel Type	Number	Weighted by Ownership	Number	Weighted by Ownership	Total Vessels	Vessels Weighted by Ownership	Total Dwt
VLCC (including V-Plus)	10	10	10	7.5	20	17.5	6,398,415
Suezmax	—	—	1	1	1	1	164,000
Aframax	6	6	12	8.6	18	14.6	1,913,154
Panamax	9	9	2	2	11	11	764,083
Lightering	1	1	2	1	3	2	252,111
International Flag Crude Tankers	26	26	27	20.1	53	46.1	9,491,763
Panamax Product Carriers	4	4	—	—	4	4	290,527
Handysize Product Carriers[1]	12	12	19	19	31	31	1,360,616
International Flag Product Carriers	16	16	19	19	35	35	1,651,143
Car Carrier[2]	1	1	—	—	1	1	16,101
International Bulk Carriers	—	—	2	2	2	2	319,843
International Flag Other[2]	1	1	2	2	3	3	335,944
Total Int’l Flag Operating Fleet	43	43	48	41.1	91	84.1	11,478,850
Handysize Product Carriers	3	3	5	5	8	8	367,497
Clean ATBs	8	8	—	—	8	8	216,630
Lightering:
Crude Carrier	1	1	—	—	1	1	39,948
ATBs	2	2	—	—	2	2	90,908
Total U.S. Flag Operating Fleet	14	14	5	5	19	19	714,983
LNG Carriers	2	1	—	—	2	1	432, 400 cbm
TOTAL OPERATING FLEET	59	58	53	46.1	112	104.1	12,193,833
							432,400cbm

1Includes three owned U.S. Flag Product Carriers that trade internationally, thus associated revenue is included in the Product Carrier segment.

2The Overseas Joyce, the Company’s only pure car carrier, was reflagged from U.S. Flag to International Flag in the fourth quarter of 2007 and no longer participates in the Maritime Security Program.

Newbuild Fleet	Vessels Owned		Vessels Chartered-in		Total at Dec. 31, 2007
Vessel Type	Number	Weighted by Ownership	Number	Weighted by Ownership	Total Vessels	Vessels Weighted by Ownership	Total Dwt
International Flag
VLCC	2	1	—	—	2	1	594,000
Suezmax	—	—	2	2	2	2	312,000
Aframax	4	4	2	1	6	5	686,000
Panamax Product Carriers	6	6	—	—	6	6	441,000
Handysize Product Carriers	2	2	8	8	10	10	489,350
U.S. Flag
Product Carriers	—	—	9	9	9	9	421,335
Clean ATBs	4	4	—	—	4	4	136,777
Lightering ATBs	3	3	—	—	3	3	136,668
LNG Carriers	2	1	—	—	2	1	432,400cbm
TOTAL NEWBUILD FLEET	23	21	21	20	44	41	3,217,130
							432,400cbm
TOTAL OPERATING AND NEWBUILD FLEET	82	79	74	66.1	156	145.1	15,410,963 864,800 cbm

Average Age of International Operating Fleet

OSG has one of the youngest International Flag fleets in the industry. The Company believes its modern, well-maintained fleet is a significant competitive advantage in the global market. The table below reflects the average age of the Company’s owned International Flag fleet compared with the world fleet.

Vessel Class	Average Age of OSG’s Owned Fleet at 12/31/07	Average Age of OSG’s Owned Fleet at 12/31/06	Average Age of World Fleet at 12/31/07*
VLCC	7.0 years	5.9 years	9.1 years
Aframax	9.2 years	8.2 years	8.9 years
Panamax**	4.3 years	3.8 years	9.1 years
Handysize	6.2 years	5.9 years	9.4 years

*Source: Clarkson database as of January 1, 2008.
**Includes Panamax tankers that trade crude oil and refined petroleum products.

Off hire, Schedule d Drydock and Double Hull Rebuilds

In addition to regular inspections by OSG personnel, all vessels are subject to periodic drydock, special survey and other scheduled maintenance. In addition, OSG is double hulling one ATB during the fourth quarter of 2007 and the first half of 2008. The table below sets forth actual days off-hire for the fourth quarter of 2007 and anticipated days off-hire for the above-mentioned events by class for the Company’s owned and bareboat chartered-in vessels for 2008, by quarter.

	Actual Days Off-Hire	Projected Days Off-Hire
	Q407	Q108	Q208	Q308	Q408
Trade – Crude Oil
VLCC	4	41	51	23	18
Suezmax	—	2	2	2	9
Aframax	83	73	65	195	76
Panamax	6	7	7	7	28
Trade – Refined Petroleum Products
Panamax	—	—	5	—	5
Handysize	63	135	112	46	116
Trade – U.S. Flag
Product Carrier	36	5	34	59	66
ATB[1]	182	95	65	152	99
Other	3	—	—	—	—
Total	377	358	341	484	417

1Excludes 92 days in the fourth quarter of 2007 and 91 days in the first quarter of 2008 that the Company’s single-hull ATB, M215, was, or is expected to be, in lay-up.

Earnings Conference Call Information

OSG has scheduled a conference call for Wednesday, February 27, 2008 at 9:30 a.m. ET. Dial-in information for the call is (800) 762-9441 (domestic) and (480) 629-9031 (international). The conference call and supporting presentation can also be accessed by web cast, which will be available at www.osg.com in the Investor Relations Webcasts and Presentations section. Additionally, a replay of the call will be available by telephone until March 5, 2008; the dial-in number for the replay is (800) 406-7325 (domestic) and (303) 590-3030 (international). The passcode is 3830004.

About OSG

Overseas Shipholding Group, Inc. (NYSE: OSG), a Dow Jones Transportation Index company, is one of the largest publicly traded tanker companies in the world. As a market leader in global energy transportation services for crude oil and petroleum products in the U.S. and International Flag markets, OSG is committed to setting high standards of excellence for its quality, safety and environmental programs. OSG is recognized as one of the world’s most customer-focused marine transportation companies and is headquartered in New York City, NY. More information is available at www.osg.com.

Forward-Looking Statements

This release contains forward-looking statements regarding the Company's prospects, including the outlook for tanker and articulated tug barge markets, changing oil trading patterns, anticipated levels of newbuilding and scrapping, prospects for certain strategic alliances and investments, prospects for the growth of the OSG Gas transport business, estimated TCE rates achieved for the first quarter of 2008 and estimated time charter TCE rates for the second, third and fourth quarters of 2008, projected drydock and repair schedule, timely delivery of newbuildings and prospects of OSG’s strategy of being a market leader in the segments in which it competes. Factors, risks and uncertainties that could cause actual results to differ from the expectations reflected in these forward-looking statements are described in the Company’s Annual Report on Form 10-K.

Contact Information

For more information contact: Jennifer L. Schlueter, Vice President Corporate Communications and Investor Relations, OSG Ship Management, Inc. at +1 212.578.1634 or jschlueter@osg.com

Appendix 1 – TCE Reconciliation

Reconciliations of time charter equivalent revenues of the segments to shipping revenues as reported in the consolidated statements of operations follow:

	Three Months Ended Dec. 31,		Fiscal Year Ended Dec. 31,
($ in thousands)	200 7	200 6	200 7	2006
Time charter equivalent revenues	$251,756	$241,596	$1,039,211	$992,817
Add: Voyage expenses	25,087	18,164	90,094	54,586
Shipping revenues	$276,843	$259,760	$1,129,305	$1,047,403

Consistent with general practice in the shipping industry, the Company uses time charter equivalent revenues, which represents shipping revenues less voyage expenses, as a measure to compare revenue generated from a voyage charter to revenue generated from a time charter. Time charter equivalent revenues, a non-GAAP measure, provides additional meaningful information in conjunction with shipping revenues, the most directly comparable GAAP measure, because it assists Company management in making decisions regarding the deployment and use of its vessels and in evaluating their financial performance.

Appendix 2 – EBITDA Reconciliation

The following table shows reconciliations of net income, as reflected in the consolidated statements of operations, to EBITDA:

	Three Months Ended Dec . 3 1 ,		Fiscal Year Ended Dec . 3 1 ,
($ in thousands)	200 7	2006	200 7	200 6
Net income	$21,037	$113,235	$211,310	$392,660
Provision/(credit ) for federal income taxes	(3,674)	2,954	4,827	(8,187)
Interest expense	21,186	116,359	74,696	68,652
Depreciation and amortization	50,374	37,745	185,499	141,940
EBITDA	$88,923	$170,293	$476,332	$595,065

EBITDA represents operating earnings, which is before interest expense and income taxes, plus other income and depreciation and amortization expense. EBITDA is presented to provide investors with meaningful additional information that management uses to monitor ongoing operating results and evaluate trends over comparative periods. EBITDA should not be considered a substitute for net income or cash flow from operating activities prepared in accordance with accounting principles generally accepted in the United States or as a measure of profitability or liquidity. While EBITDA is frequently used as a measure of operating results and performance, it is not necessarily comparable to other similarly titled captions of other companies due to differences in methods of calculation.

Appendix 3 – Capital Expenditures

The following table presents information with respect to OSG’s capital expenditures for the three months and fiscal year ended December 31, 2007 and 2006:

	Three Months Ended Dec . 31,		Fiscal Year Ended Dec . 31,
($ in thousands)	2007	2006	2007	2006
Expenditures for vessels	$147,689	$3,779	$545,078	$55,793
Investments in and advances to affiliated companies	1,370	1,542	31,083	8,613
Payments for drydockings	16,916	22,465	69,892	49,867
	$165,975	$27,786	$646,053	$114,273

Appendix 4 – First Quarter 2008 TCE Rates

The Company has achieved the following average estimated TCE rates for the first quarter of 2008 for the percentage of days booked for vessels operating through February 15, 2008. The information is based, in part, on information provided by the pools or commercial joint ventures in which the vessels participate. All numbers provided are estimates and may be adjusted for a number of reasons, including the timing of any vessel acquisitions or disposals and the timing and length of drydocks and repairs.

		First Quarter Revenue Days
Vessel Class and Charter Type	Average TCE Rates	Fixed as of 02/15/08	Open as of 02/15/08	Total	% Days Booked
Trade – Crude Oil
VLCC – Spot	$102,500	1,333	287	1,620	82%
Suezmax – Spot	$38,500	117	32	149	78%
Aframax – Spot	$45,000	940	499	1,439	65%
Aframax – Time	$29,000	216	—	216	100%
Panamax – Spot	$38,000	224	315	539	42%
Panamax – Time	$28,000	455	—	455	100%
Trade – Refined Petroleum Products
Panamax – Spot	$38,000	75	107	182	41%
Panamax – Time	$19,000	182	—	182	100%
Handysize – Spot	$23,500	650	312	962	68%
Handysize – Time	$19,000	1,787	—	1,787	100%

	Average time charter rate	Time charter days	Spot and Lightering days	Total days	% Time charter
Trade – U.S. Flag
Product Carrier – Spot	$ 28,500	62	245	307	36%
Product Carrier – Time	$ 39,000	549	—	549	100%
ATB – Spot	$ 36,000	135	217	352	38%
ATB – Time	$ 30,000	311	—	311	100%
Lightering Vessels – Spot	$ 41,000	135	138	273	49%

Appendix 5 – 2008 Time Charter TCE Rates

The following table shows average estimated time charter TCE rates and associated days booked as of February 15, 2008 for the second, third and fourth quarters of 2008.

	Fixed Rates and Revenue Days as of 02/15/08
	Q208	Q308	Q408
Trade – Crude Oil
VLCC
Average TCE Rate	—	—	—
Number of Revenue Days	—	—	—
Suezmax
Average TCE Rate	—	—	—
Number of Revenue Days	—	—	—
Aframax
Average TCE Rate	$28,000	$28,000	$28,000
Number of Revenue Days	170	148	159
Panamax
Average TCE Rate	$28,000	$28,000	$28,000
Number of Revenue Days	412	368	323
Trade – Refined Petroleum Products
Panamax
Average TCE Rate	$19,000	$19,000	$19,000
Number of Revenue Days	182	184	184
Handysize
Average TCE Rate	$19,000	$18,500	$18,500
Number of Revenue Days	1,543	1,404	1,341
Trade – U.S. Flag
Product Carrier
Average TCE Rate	$39,500	$39,500	$40,500
Number of Revenue Days	600	606	643
ATB
Average TCE Rate	$31,000	$31,000	$31,500
Number of Revenue Days	243	276	184

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